Exhibit p.4

IPM Informed Portfolio Management AB	2016-04-27

IPM CODE OF ETHICS

1.	SCOPE OF POLICY

The IPM Code of Ethics applies to all business areas and staff as well as members of the Board of Directors of IPM Informed Portfolio Management AB (“IPM”).

2. OBJECTIVES OF POLICY

These guidelines describe key areas where IPM, its employees and members of the Board of Directors have to pay extra attention to situations where ethical issues and other types of conflicts of interests may arise.

The implementation of IPM’s Code of Ethics will:

1. serve as an internal guideline in order to assure that all activities within IPM are characterized by professionalism and high ethical standards. This means that all individuals that are associated to IPM shall act in such way, both privately and professionally, that IPM from an external point of view is perceived as a company that can be trusted with a high confidence level. Apart from adhering to laws and regulations, all of the corporate activities shall also adhere to procedures and codes of conduct that have been adopted by the market where IPM is operating; and

2.1.	Related policies and codes

•	IPM Conflicts of Interest Policy

3.	DEFINITIONS

As used in this Code, the following terms have the following meanings:

“Closely Related Person” means:

1. the Notifying Party’s spouse, co-habitee or registered partner;

2. the Notifying Party’s dependent children or step-children and other relatives of the Notifying Party who have shared the same household as the Notifying Party;

3. a legal entity, which means a legal entity over whom a Notifying Party, either alone or together with another party, has a significant influence through either a managerial position or a community of economic interests. “Community of economic interests” means a direct or indirect holding of at least 10% of the shares/participating interests or votes, or the right to receive at least 10% of any dividends paid;

4. any other party whose dealings with the Notifying Party are such that he has a direct or indirect material interest in the outcome of the trading, other than a fee or commission for executing the trade. Examples include membership of an investment club or a participating interest in a company that is not a public company which trades in, and manages, Financial Instruments; and

5. any trust of which the Notifying Party is a trustee or otherwise has investment power in which he or she or any of his or Closely Related Persons is a beneficiary.

“Financial Instrument” as defined in Chapter 1, section 4 of the Securities Market Act (SFS 2007:528), i.e. transferable securities which are traded on the capital market, money market instruments, fund units and financial derivative instruments and any other security as defined in Section 2(a)(36) of the U.S. Investment Company Act of 1940, as amended.

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IPM CODE OF ETHICS

“MNPI” means material non-public information, i.e., information that has not been generally made available to the public that would likely be material to a typical investor or that would otherwise alter the overall “mix” of information available to the public.

“Month” means a period of time from and including a particular date in a calendar month until the same date in the following calendar month. In the event the date does not appear in the following month, such date shall be deemed to fall on the first day of the month thereafter. Example: if a Party acquires a Financial Instrument on 10th March, the instrument may not be sold for a Profit until 10th April at the earliest. If a Party acquires a Financial Instrument on 31st January, the instrument may not be sold for a Profit until 1st March at the earliest.

A “Notifying Party” means

1.	a person who has entered into an employment relationship with IPM;

2.	a person providing advice on behalf of IPM and is subject to IPM’s supervision or control; or

3.	a member of the board of directors of IPM

“Securities Institution” means a bank authorized to conduct securities business or an investment firm or other institution as set forth in Chapter 1, section 5, sub-section 27 of the Securities Market Act

“Sufficiently broad diversification of risk” means, for the purposes of sub-section 3 of Section 5.2.6 below, that the fund’s holdings consist of at least ten different Financial Instruments and not more than two of the holdings each amount to not more than 30 percent of the fund’s assets from a single issuer and other holdings each amount to not more than 5 percent of the fund’s assets from a single issuer.

4.	GENERAL ETHICAL GUIDELINES AND PRINCIPLES

4.1.	Unlawful Actions

It is unlawful for any Notifying Party:

(1)	To employ any device, scheme or artifice to defraud a client;

(2)	To make any untrue statement of a material fact to a client or omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;

(3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or

(4)	To engage in any manipulative practice with respect to a client.

4.2.	Place the Interests of a Client First

As fiduciaries, Notifying Parties must scrupulously avoid serving their own personal interests ahead of the interests of a client. Notifying Parties may not cause a client to take action, or not to take action, for their personal benefit rather than the benefit of a client.

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IPM Informed Portfolio Management AB	2016-04-27

IPM CODE OF ETHICS

4.3.	Inside Information Policy Restrictions

The following restrictions are established for every Notifying Party that may have, is or was in possession of any MNPI:

Notifying Parties may not buy or sell any Financial Instrument (or related Financial Instrument) for the Notifying Parties own or any related account or any account in which a Notifying Party may have any direct or indirect interest, any Fund or other client account managed by IPM, or otherwise act upon any MNPI in an employee’s possession obtained from any source.

A Notifying Party may not buy or sell any Financial Instrument or related Financial Instrument for any account or otherwise act upon any material proprietary information the employee may have or obtain from any source.

A Notifying Party may not recommend the purchase or sale of any Financial Instrument to any person based upon inside information.

IPM and each Notifying Party will avoid the receipt of MNPI. If a Notifying Party comes into possession of information he or she believes may constitute MNPI either individually or as part of his or her employment with IPM, he or she will promptly notify Compliance of such receipt. If Compliance determines that the information does constitute MNPI, the Financial Instrument will be placed on a restricted list and will not be permitted to be traded until removed from the restricted list.

4.4.	Front Running

Portfolio managers must be alerted for any indication of front running when they conduct their reviews for order and transaction activity, as well as when they perform other supervisory functions.

4.5.	Confidentiality

Notifying Parties may not reveal or take advantage of any knowledge about business relationships or similar relationship that has been acquired in the course of being a Notifying Party or during an assignment. Confidentiality about IPM’s activities also survives following an assignment or the termination of employment.

Employees in one Division, Business Area or Business Unit may not exchange information with those of another Division, Business Unit or Business Area where the exchange of that information could harm the interests of one or more clients.

4.6.	Confidentiality Agreements

Neither IPM nor any Notifying Party will enter into any confidentiality agreement or otherwise agree to maintain information confidentiality (other than those included in this code) without the consent of Compliance.

4.7.	Manipulation

Neither IPM nor any Notifying Party will enter into any trade for the purpose of giving a false impression of volume, including but not limited to:

1. spoofing—displaying orders that are not intended to be executed;

2. wash Trading—buying and selling securities at the same time to create a false impression of volume; and

3. marking the Close—trading at the close of the market for the effect on the market;

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IPM CODE OF ETHICS

In addition, a person may not purchase securities in a firm commitment underwritten follow on offering within five business days after selling the Financial Instrument short.

4.8.	Expert Networks or Government Intelligence Providers

Neither IPM nor any Notifying Party will enter into any agreement with a group of persons who provide intelligence regarding a particular industry or issuer or regarding the actions of any executive agency or U.S. Congress.

5.	PERSONAL ACCOUNT DEALING

One of the major contributors to maintain a high confidence level from a public perspective is to act in such way that no Notifying Parties can be suspected of making any personal gains on behalf of clients, or based on exclusive information that may have been obtained because of IPM’s involvement in the financial markets. IPM’s Personal Account Dealing procedures is based on the Swedish Securities Dealers’ Association recommendations, Rule 17j-1 under the U.S. Securities Act of 1933, as amended, and Rule 204A-1 under the U.S. Investment Advisers Act.

A Notifying Party shall not process business related matters where the Notifying Party or a Closely Related Person has a personal interest, or deal with companies where the Notifying Party or a Closely Related Person has significant interest.

A Notifying Party shall refrain from engaging in personal business activities that may jeopardize his or her own financial situation.

It is important that all Notifying Parties keep good ethics in mind in connection with transactions which have considerable, and unusual, tax effects for the Notifying Party. For example, trading in Financial Instruments should not be done in a manner which hedge all risks of the transaction, and where the only remaining result of the transaction can be related to taxation.

5.1.	Prohibition of trading

A Notifying Party may not:

1. exploit his position, or act in such a manner that suspicion may arise that the Notifying Party is gaining any advantages, either for himself or for a Closely Related Person, from transactions in Financial Instruments;

2. through the use of price-sensitive information that has not yet reached the marketplace or otherwise has not been made public or is not in the public domain, carry out transactions in Financial Instruments on own account, or through advice, or in any other manner cause another party to carry out, or fail to carry out, transactions in Financial Instruments based on such price-sensitive information. Nor may a Notifying Party disclose such price-sensitive information to any other party. These prohibitions shall apply irrespective of the intended duration of the investment and irrespective of the anticipated scope of the effect on the price (see further the Financial Instruments Trading (Market Abuse Penalties) Act (SFS 2005:377));

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IPM CODE OF ETHICS

3. carry out transactions in Financial Instruments which involve the misuse or improper disclosure of confidential information – including information regarding customer orders which have not yet been carried out – or advise or influence another party to carry out transactions in Financial Instruments, where the transaction involves the misuse or improper disclosure of confidential information. Nor may a Notifying Party make any unauthorized disclosure of confidential information to any third party;

4. carry out transactions in Financial Instruments to such an extent that there is a risk of jeopardizing the Notifying Parties own financial position;

5. take any measures prohibited by these rules through another party (front man); or

6. circumvent these rules through the use of, for example, derivative instruments or combinations of various Financial Instruments.

It should be noted that the above-stated list is not exhaustive.

5.2.	Scope of the notification obligation

The Notifying Party must inform Compliance of the following:

1. entry into and retirement from an investment club which trades in, and manages, Financial Instruments;

2. any ownership interest in a company that is not a public company which trades in, and manages, Financial Instruments;

3. any engagement concerning the discretionary management of his own holdings or the holdings of a Closely Related Person;

4. the acquisition of shares in a Securities Institution which are not traded on the stock market prior to the acquisition;

5. any engagement outside of work in respect of Financial Instruments for another party

5.2.1	Initial holding notification

As soon as possible after having been informed of the notification obligation, the Notifying Party must inform Compliance about its Closely Related Persons and whether any of them are subject to a notification obligation. The Notifying Party must inform his Closely Related Persons of the rules concerning the notification obligation applicable to Closely Related Persons and the manner in which transactions in Financial Instruments should be carried out.

No later than 10 days after the person becomes a Notifying Party it needs to notify all his and the Closely Related Persons Financial Instruments to Compliance. The report must include the financial instrument title, number of shares and principal amount, name of broker, dealer or bank where the Financial Instruments are held, the date when the report is submitted.

5.2.2	Ongoing notification

Immediately the Notifying Party must notify each and every change in the holdings of Financial instruments to Compliance. Information must include the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount, the nature of the transaction (i.e., purchase, sale, etc.), the price at which the transaction was effected, the name of the broker or dealer through which the transaction was effected and the date of the submission of the report.

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IPM CODE OF ETHICS

5.2.3	Annual Holdings notification

Annually, the Notifying Party must report its holding at year end. The report must include the Financial Instruments title, number of shares and principal amount, name of the broker, dealer or bank where the Financial Instruments are held, the date when the report is submitted.

5.2.4	Pre-Approval Procedures and trading ban

Any investments in an Initial Public Offering or Limited Offering, offered for sale in the United States requires pre approval. Before entering in such trade the Notifying Party must seek request from Compliance in writing (by e-mail). Approval granted by Compliance is valid for one week unless the approval is revoked during that time period.

Notifying Parties are prohibited from trading in the Catella share, warrants and bonds from and including the day after the end of each reporting period, which is January 1, April 1, July 1 and October 1, to and including the date on which the scheduled interim report is released to the public.

5.2.5	Review of reports

Each report required to be submitted will be promptly reviewed by Compliance when submitted.

5.2.6	Exemptions from the notification obligation, etc.

The following are exempted from the one-month rule and notification obligation:

1. units in securities funds and other equivalent funds within the EEA;

2. units in Swedish special funds;

3. units in funds other than those referred to in sub-sections 1 and 2, and holdings in collective investment undertakings if they are subject to statutory supervision in a country within the EEA and have a sufficiently broad diversification of risk.

However, fund units or collective investment undertakings which are traded on a stock exchange or other marketplace (such as ETFs, Exchange Traded Funds) is not exempted and hence, these instruments are applicable for the one-month rule and notification obligation.

It should be noted that Chapter 8, section 3, sub-section 2 of FFFS 2007:16 prescribes that the exemption from a notification obligation does not apply to a Notifying Party who participates in the management of a fund or collective investment undertaking. This means that employees within the Investment function has a notification obligation for any investments in funds where IPM is the investment adviser.

5.2.7	Exemption for certain transactions with Closely Related Persons

Closely Related Person’s transactions in Financial Instruments are exempted from these rules provided the Notifying Party does not participate in the decisions relating to the transactions by way of consultation or otherwise.

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IPM CODE OF ETHICS

Examples of where an exemption may be granted are where the transaction is executed in any of the following ways:

1. by the Closely Related Person himself;

2. by a guardian appointed pursuant to the Children and Parents Code;

3. within the scope of discretionary management services, whether relating to the Closely Related Person’s direct holdings or indirect holdings via pension products or other insurance products;

4. by an investment club of which the Notifying Party is a passive member; or

5. by a company that is not a public company which trades in, and manages, Financial Instruments and currencies of which the Notifying Party is a passive owner or partner.

5.3.	The one-month rule

The provisions stated below relating to a Notifying Party shall also apply to transactions carried out by a Closely Related Person provided that the Notifying Party has been consulted with or in any other way participated to the business decisions.

A Notifying Party may not realize, or in any other manner, secure a Profit (such as by means of hedging using derivative instruments) within a retention period of less than one Month. This means that acquisitions of Financial Instruments (long positions) and negative positions (short positions, such as in conjunction with a Short Sale) with a retention period of less than one Month are not permitted.

Financial Instruments already held by a Notifying Party at the commencement of the employment or an engagement, or subsequently received by a Notifying Party by way of inheritance, a division of marital property following separation, or by will or by way of gift from a party other than a Closely Related Person or by another party covered by the rules shall be deemed to have been held for a period in excess of one Month.

6.	CONFLICTS OF INTERESTS

In addition to statements that can be found in the “Conflicts of Interest Policy” the following sources to conflicts of interest, which are not as directly related to client business activities, shall be observed;

6.1.	Business opportunities

Notifying Parties shall not personally exploit business opportunities that have been identified as result of hers/his professional function within IPM. Notifying Parties are not allowed to use IPM assets or information for personal gains.

6.2.	Employment in other organizations

An employment outside of IPM, with or without compensation, must not affect the employee’s ability to fulfill hers/his duties within IPM. For the purpose of avoiding a conflict of interest, it is not allowed to accept an employment with a competitor, financial firm, agent, client or supplier to IPM.

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6.3.	External business operations, assignments etc.

An employee must not engage in business operation on his own or any third party’s behalf without the written consent from his/her immediate superior, alternatively Head of Compliance, in each individual case.

An employee, in respect of assignments outside his/her employment with IPM (such as an assignment to serve on a board of directors) needs to obtain a written approval from his/her immediate superior and Compliance for such assignment.

6.4.	Political activities

IPM does not contribute directly, or indirectly, to political parties or individual politicians. Persons associated with IPM are not allowed to give political contributions on behalf of IPM, or to use assets that belong to IPM for the same purpose. All Notifying Parties must obtain prior approval by emailing “Political Contribution Clearance” to make any political contributions or to solicit or coordinate any political contributions, including contributions to political parties or political action committees, and including in-kind contributions (e.g., engaging in volunteer work on behalf of a political party).

6.5.	Gifts, benefits, compensations and representation

An employee is not allowed to give, or accept, gifts, benefits, compensations or representation related to third parties that may be in violation of the law, or if there are reasons to believe that this could affect the professional judgment of the employee.

6.6.	Bribes

No person is allowed to offer, directly or indirectly, bribes and similar types of benefits to an IPM employee, or other organizations and persons that are associated to IPM. All such offers or suggestions shall be reported directly to the CEO of IPM.

7.	RECORDKEEPING REQUIREMENTS

The following records must be maintained at IPMs principal place of business in the manner and to the extent set out below. These records must be made available to regulators at any time and from time to time for reasonable periodic, special or other examination:

1. a copy of the Code of Ethics that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

2. a record of any violation of the Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

3. a copy of each report required to be submitted by a Notifying Party, including any information provided on broker transaction confirmations and account statements, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

4. a record of all persons, currently or within the past five years, who are or were responsible for reviewing reports of Notifying Parties, must be maintained in an easily accessible place; and

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5. a copy of each personal trading form submitted to Compliance (including a record of all approvals to acquire or sell, must be maintained for at least five years after the end of the fiscal year in which the form was submitted or the approval is granted, whichever is later.

8.	EMPLOYEE REPORTING RESPONSIBILITY

If a problem or an issue with possible ethical implications arises, then this shall be discussed with a manager, who may choose to discuss the problem with IPM management and Compliance.

All IPM employees shall report situations or transactions that can be assumed to create a conflict of interest. Such assumptions shall be reported directly to the manager or the CEO. The manager and the CEO will then, together with the employee, determine if there is a conflict of interest, and if so, present a solution to resolve the matter.

9.	MANAGEMENT RESPONSIBILITY

In order to establish a good practice within the firm, IPM’s Board of Directors requires that IPM’s management fully engages in ethical issues such as the ones that are described in this policy.

The ongoing monitoring regarding the compliance of the internal ethical guidelines shall be done within the framework that has been set for IPM’s internal control function, which in turn shall report ethical issues promptly to IPM’s Board of Directors.

This Code of Ethics has been decided upon by the Board of Directors of IPM Informed Portfolio Management AB on April 27, 2016.

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